UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

December 30, 2016

(Date of Report)

December 28, 2016

(Date of Earliest Reported Event)

ATI MODULAR TECHNOLOGY CORP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-55699	81-3131497
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4700 Homewood Court, Suite 100, Raleigh North Carolina 27609
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

919-436-1888
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

American ATI Modular Technology Company Project Investment Agreement

In its Form 10-12g registration statement, ATI Modular Technology Corp., a Nevada corporation (the “Company”) had disclosed its Investment and Cooperation Agreement with the Jiangnan Industry Zone in Anhui Province dated September 8, 2016 (the “Jiangnan Cooperation Agreement”). The Company had disclosed that the Jiangnan Cooperation Agreement was not a definitive agreement. On December 28, 2016, the parties entered into the American ATI Modular Technology Company Project Investment Agreement (the “Investment Agreement”), which the Company has determined to constitute a materially definitive agreement and supersedes the Jiangnan Cooperation Agreement. The following contains a summary of the terms of the Investment Agreement. The reader is directed to the entire agreement enclosed as an exhibit hereto.

Under the Investment Agreement, the Administrative Committee of Jiangnan Industrial Concentration Zone of Anhui Province (hereinafter, “Jiangnan”) and the Company have agreed to the construction of the Company’s green, modular building and related technology under the project name “Modular Plant Production Base.” By or before February 27, 2017, the Company will rent buildings, factories and rental houses from Jiangnan, or its related-party - Jiangnan Construction & Development Co., Ltd. (“Jiangnan Construction”), with a total acreage of approximately 244,776 square meters (approximately 2,634,747 square feet) for purposes of advancing the Company’s modular construction, technology and research, and with a chosen location within this area for the Company’s global company offices; however, the Company will retain its offices in the United States, as identified above. In the event the Company does not occupy the rented facilities in one-year, Jiangnan may place other tenants in the buildings for unrelated projects. The rental rate is as follows per square meter, per month: (a) 9 Chinese Yuan (approximately $1.29 USD) for single-storied factory buildings, (b) 7 Chinese Yuan (approximately $1.01 USD) for multi-storied factory buildings, (c) 6 Chinese Yuan (approximately $.86 USD) for two-storied buildings, (d) 5 Chinese Yuan (approximately $.75 USD) for three-storied buildings and public rental, and (e) 10 Chinese Yuan (approximately $1.38 USD) for commercial housing. The first twenty-seven months is rent free.

The initial deposit of 330,000 Chinese Yuan (approximately $48,000 USD) is due to Jiangnan Construction by January 11, 2016. This amount may be applied to the Company’s rental obligations. The Company has agreed to further capitalize the operation with 396,000,000 Chinese Yuan (approximately $57,000,000 USD) with 79,200,000 Chinese Yuan (approximately $11,000,000 USD) by December 31, 2017.

The capitalization under the Investment Agreement is, in part, the Company’s responsibility. However, the Company and Jiangnan have agreed to certain provisions to mitigate against financing risks, including, but not limited to: (a) access upon request by the Company to local bank loans in the Anhui Province and United States Exim Bank, (b) equity fund insertion up to $3,000,000 USD, and (c) contribution by Jiangnan up to $2,900,000 upon meeting conditions in the Investment Agreement.

The Company’s majority and controlling shareholder, AmericaTowne, Inc., a Delaware corporation (“AT”), has no financial obligations under the Investment Agreement. However, AT’s director, officer and control person by virtue of his beneficial ownership of more than 51% of the issued and outstanding shares of common stock is Alton Perkins. Mr. Perkins is also the beneficial owner of the controlling interest in the Company by virtue of his ownership in ATI, and he is the Company’s sole director and officer. As a result, Mr. Perkins might elect to vote AT’s shares, or exercise his rights as the sole member of the Board of Directors of AT, to loan funds from AT to the Company to satisfy the capital requirements under the Investment Agreement. If this occurred, the loaned funds would become a related-party debt to the Company. There are no current plans or intentions by Mr. Perkins to facilitate such a loan.

The Investment Agreement sets forth certain benefits, subsidies and incentives offered by the Chinese government, subject to the Company reaching certain benchmarks and employing a specific numbers of employees from the region. In addition, Jiangnan has agreed to certain financial contributions to the Company if it meets certain listing standards in China, and has agreed to exercise best efforts in pursuing private equity contributions for the benefit of the Company in China. The Investment Agreement contains events of default, and the respective rights and duties of the parties in the event of default. There is risk that investment by the Company may be made under the Investment Agreement, and as a result of an uncured default, the Company could lose its investment and opportunities in the region. Chinese law governs any disputes under the Investment Agreement, and the parties have agreed to jurisdiction of any dispute in Jiangnan’s region. As a result, the Company might have logistical problems in litigating any such dispute.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d). Exhibits

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
10.1	Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project, Chizou Jiangnan Agreement		10-12G/A		10.6	11.2.16
10.2	American ATI Modular Technology Company Project Investment Agreement	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Alton Perkins
ATI MODULAR TECHNOLOGY CORP.
By: Alton Perkins
Its: Chairman of the Board, Chief
Executive Officer, Chief Financial Officer
Date: December 30, 2016

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